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                                 PROMISSORY NOTE


$25,000.00                                                      October 21, 2005
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        1.      AMOUNT; OBLIGATION TO PAY; INTEREST RATE. FOR VALUE RECEIVED, as
hereinafter set forth and at the times hereinafterstated, REIT, Americas, Inc. a Maryland corporation (the "Maker"), whose mailing address is 2960 N. Swan Road, Suite 300, Tucson, AZ, promises to pay to the order of ALAN S. FISHBONE (the "Payee"), whose mailing address is 535 EAST 86TH ST., NEW YORK, NY 10028 in funds constituting legal tender of the United States of America, the principal sum of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) with interest as set forth in Paragraph 3 hereof.

        2. SERIES OF NOTES. This Note is one of a series of identical promissory notes issued concurrently in connection with a private placement of notes and common stock purchase warrants by Maker (the "Private Placement").

        3. INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from the date of issuance until paid in full at the rate of eight percent (8%) per year, calculated on a 365/366 day year, as applicable, provided, however, that upon an Event of Default, interest shall accrue as provided in Paragraph 7 hereof.

        4. RESERVE ACCOUNT. Upon issuance of this Note Maker shall deposit in an account (the "Reserve Account") an amount equal to 8% of the total principal amount of all Notes issued in connection with the Private Placement. The funds in the Reserve Account shall be reserved and used only to make interest payments under said Notes pursuant to the terms hereof, and said funds shall be reduced by 1/4 on each quarterly payment date until the balance the Reserve Account is reduced to zero.

        5. PAYMENT TERMS. This Note shall be paid as follows: (a) quarterly payments of interest only on each April 1st, July 1st, October 1st and January 1st until the Maturity Date, and (b) a final balloon payment of outstanding principal and all accrued and unpaid interest on the date that is the earlier of September 30, 2007.

        6. MANNER AND PLACE OF PAYMENT; HOLIDAYS. All payments on this Note shall be made in coin or currency which, at the time or times of payment, constitute legal tender for public or private debts in the United States of America. All payments on this Note shall be made to Payee at the address stated above, or at such other address as Payee shall designate in writing. If the prescribed date of payment of any of the principal or interest hereon is a Saturday, Sunday or legal holiday, such payment shall be due on the next succeeding business day.

        7. EVENTS OF DEFAULT AND ACCELERATION. Time is of the essence of this Note. The occurrence of the event shall constitute an "Event of Default" hereunder: (i) Maker's failure to pay timely any amount due hereunder; (ii) bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Maker and, if instituted against Maker, Maker shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the

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material allegations of, or default in answering a petition filed in any such proceeding or such proceedings shall not be dismissed within ninety (90) calendar days thereafter; or (iii) any breach by Maker, that remains uncured for greater than 5 days after receipt of written notice of same, of any of the terms of this Note (other than payment obligations), the Common Stock Purchase Warrants issued by Maker in connection with the Private Placement, or the Registration Rights Agreement entered into by Maker in connection with the Private Placement. If any such Event of Default occurs, Payee may, then or at any time thereafter, without notice (except as may be required by law), and at its option, accelerate maturity and cause the entire unpaid principal balance of this Note, with interest, fees and charges accrued hereon, to become immediately due and payable. If Payee waives Payee's right to accelerate maturity as a result of an Event of Default hereunder, either one or more time or repeatedly, nevertheless Payee shall not be deemed to have waived the right to require strict compliance with the terms of this Note thereafter.

        8. INTEREST AFTER EVENT OF DEFAULT, ACCELERATION OR MATURITY. Upon an occurrence of an Event of Default hereunder, the entire unpaid balance of said principal sum and interest then accrued shall bear interest, while such Event of Default continues both before and after judgment, at ten percent (10%) per year on the unpaid balance until paid, calculated on a 365/366 day year, as applicable.

        9. APPLICATION OF PAYMENTS. All sums paid hereon shall be applied first to the payment of accrued interest due on the unpaid principal balance and the remainder to the reduction of unpaid principal.

        10. ATTORNEY'S FEES AND EXPENSES. In the event that Payee or other holder of this Note brings suit hereon, or employs an attorney or incurs expenses to compel payment of this Note or any portion of the indebtedness evidenced hereby, or to cure any Event of Default under this Note, whether through suit, probate, insolvency, reorganization, bankruptcy or any other legal or informal proceeding, the Maker and all endorsers, guarantors and sureties agree additionally to pay all reasonable attorney's fees, court costs and other reasonable expenses thereby incurred by Payee or other holder of this Note.

        11. WAIVER. Except as may be required by law, Maker and all endorsers, guarantors, sureties and accommodation parties of this Note, both before and after maturity, hereby expressly (i) waive all protest, notice of protest, demand for payment, presentment for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of dishonor, bringing of suit, and diligence in taking any action to collect any amounts called for hereunder and in the handling of properties, rights or collateral at any time existing in connection herewith; (ii) consent to and waive notice of any one or more renewal, extension or modification of this Note, whether made to or in favor of the Maker or any other person or persons, regardless whether such renewal, extension or modification modifies the terms, interest rate or time for payment of the Note and regardless of the length of term of the renewal, extension or modification; (iii) consent to and waive notice of any substitution, exchange or release of any security hereafter given for this Note;
(iv) consent to and waive notice of the release of any party primarily or secondarily liable hereon; (v) consent to and waive notice of any other indulgences, none of which shall otherwise affect the liability of any of said parties for the indebtedness evidenced by this Note; and (vi) agree that it will not be necessary for Payee, in order to enforce

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payment of this Note, first to institute suit against or to exhaust Payee's remedies against Maker or any other party liable hereunder, or to proceed against any other security for this Note.

        12. PARTIES IN INTEREST. This Note may be assigned by Payee at any time upon notice to Maker. This Note may not be assigned by Maker without the prior written consent of Payee. This Note will be binding in all respects upon Maker and inure to the benefit of Payee and its permitted successors and assigns.

        13. DEFINITIONS. The terms "Maker" and "Payee" and other nouns and pronouns include the singular and/or the plural, as appropriate. The terms "Maker" and "Payee" also include their respective heirs, personal representatives, permitted successors and assigns. The term "Payee" includes subsequent permitted holders of this Note. Where the Maker is a partnership or joint venture, the term "Maker" also includes each partner or joint venturer in such party's personal capacity.

        14. CHOICE OF LAW; VENUE. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Palm Beach County, Florida. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Palm Beach County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence a proceeding to enforce any provisions of this Note, then the prevailing party in such proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

        15. NOTICE. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given one (1) business day after delivery to an overnight carrier with instructions to deliver to the applicable address set forth above, or, if sent by facsimile, upon receipt of a confirmation of delivery.

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        THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT
BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

        THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.


                                      MAKER:

                                      REIT Americas, Inc.


                                      By:   /s/ F. Dale Markham
                                            ------------------------------------
                                      Name: F. Dale Markham
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                                      Its:  President
                                            ------------------------------------